   As filed with the Securities and Exchange Commission on November 29, 1996
                           Registration No. 333-_____
-------------------------------------------------------------------------------
                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 MBf USA, INC.
                      (Name of registrant in its charter)

            MARYLAND                                   73-1326131
  (State or other jurisdiction of                    (I.R.S Employer
  incorporation or organization)                  Identification Number)

            500 Park Boulevard, Suite 1260, Itasca, Illinois  60143
                                 (630) 285-9191
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             MR. EDWARD J. MARTEKA
            500 PARK BOULEVARD, SUITE 1260, ITASCA, ILLINOIS  60143
                                 (630) 285-9191
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            -----------------------
                                   COPIES TO:
                             MITCHELL  D. GOLDSMITH
                               DENNIS B. O'BOYLE
                         SHEFSKY FROELICH & DEVINE LTD.
                             444 N. MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 527-4000
                           (312) 527-5921 (FACSIMILE)
                            -----------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement has become effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:    [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:    [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:    [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:    [ ]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
    Title of each class of         Amount to be         Proposed maximum             Proposed maximum            Amount of
 securities to be registered        registered         offering price per        aggregate offering price     registration fee
                                                             share                         (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value       1,978,571 (1)              $3.125                     $6,183,034               $1,873.64
====================================================================================================================================

(1)      To be sold by the Selling Shareholders
(2) Estimated on the basis of the average of the bid and asked prices on November 20, 1996, on the Nasdaq SmallCap Market for the Common Stock pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to pay be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.]


                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1996

                             PRELIMINARY PROSPECTUS



                                1,978,571 SHARES

                                       OF
                                 MBf  USA, INC.

                                  COMMON STOCK
                               ($0.01 PAR VALUE)

        This Prospectus relates to the public offering of up to 1,978,571 shares of Common Stock, $.01 par value (the "Shares" or the "Common Stock"), of MBf USA, Inc. (the "Company"). All of the Shares offered hereby may be sold from time to time by the selling shareholders described herein (each a "Selling Shareholder," collectively, the "Selling Shareholders").

        The Shares trade on the Nasdaq SmallCap Market under the symbol "MBFA." On November 20, 1996, the last reported bid price was $3.375 for the Shares.

        The Selling Shareholders and certain persons who purchase Shares from them, including broker/dealers acting as principals who may resell the Shares, may be deemed "Underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). The Shares to be offered by the Selling Shareholders may be offered in one or more transactions on the Nasdaq/SmallCap Market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares to be offered by the Selling Shareholders may be sold: (i) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (e.g., in transactions with a "market maker"); (ii) in brokerage transactions, including transactions in which the broker solicits purchasers; or (iii) in privately negotiated transactions with or without the use of a broker/dealer.

        Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Company will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).

                             -------------------

       SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS

                             -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE

                The date of this Prospectus is November __, 1996

                      DOCUMENTS INCORPORATED BY REFERENCE


         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K, for fiscal year ended December 31, 1995, as amended.

         2. The Company's Quarterly Reports on Form 10-Q, for the quarters ended March 31, June 30, and September 30, 1996.

         3. The Company's Current Reports on Form 8-K dated January 9, February 9, March 11, May 8 and September 10, 1996.

         4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM THE COMPANY. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO THE COMPANY, 500 PARK BLVD., SUITE 1260, ITASCA, ILLINOIS, 60143, ATTN.: MR. STEPHEN TAN ( TELEPHONE:
(630) 285-9191 ).

                                  THE COMPANY


         MBf USA, Inc. (the "Company"), known as American Drug Screens, Inc. ("ADS") until May 21, 1993, was organized February 24, 1988, under Oklahoma law as SHL, Inc. The Company was reorganized upon the acquisition of ADS on June 28, 1988, whereby ADS was merged with and into the Company, with the Company being the surviving corporation and assuming control of the ownership and operation of ADS. The name of the surviving corporation was changed to ADS on the effective date of the merger.

         On February 27, 1992, the Company acquired American Health Products Corporation ("AHPC") from MBf International Limited, a Hong Kong corporation ("MBfI"), which is a subsidiary of MBf Holdings Bhd ("MBf Holdings"). AHPC markets latex examination gloves. In connection with the acquisition of AHPC, the Company issued a class of securities to MBfI giving control of the Company to MBfI. See "Risk Factors--Control of Board of Directors."

         In June 1995, the Company announced a restructuring plan which included the resignation of the Chairman/CEO, President/COO, and CFO. The Board of Directors filled the vacancies of its executive management team by electing Mr. Loi Heng Sewn from MBf Holdings as its Chairman. Mr. Loi was formerly the President of MBf Holdings' manufacturing facilities. Mr. Edward
J. Marteka was named President of the Company while retaining his responsibilities as President of AHPC, which he co-founded. The Board of Directors directed the Company to focus on its core businesses and to exit the nutritional products business which it had commenced during the third quarter of 1994, for which sales were negligible and the entry costs were very high, contributing to significant losses. Furthermore, the use of AHPC's cash flow for starting the nutritional products business was limiting AHPC's ability to purchase glove inventory.

         Key components of the restructure charge were costs related to the exit of the nutritional product business, executive management changes, and the closing of the former executive office in New Jersey. The charge includes provisions for personnel severance and work force reductions, relocation and related costs, the write down of intangible and other assets, and costs associated with the execution of the restructure. The restructuring resulted in a one-time charge of $1,808,757 in the second quarter of 1995, of which approximately $20,000 is included in accrued liabilities at September 30, 1996, and is expected to be paid over the next twelve months.

         On December 11, 1995 the Company's shareholders approved the reincorporation of the Company as a Maryland corporation by merger of the Company into a newly formed, wholly owned subsidiary of the Company. In connection with the reincorporation, the Board of Directors approved and the Company effected a 10 for 1 reverse stock split of its Series A Common Stock and Common Stock. As a result, each shareholder was entitled to receive one share of Series A Common Stock or Common Stock of the Company's successor subsequent to the Merger for every 10 shares of Series A Common Stock or Common Stock, respectively, then held by such shareholder.

LATEX GLOVE PRODUCTS

         Through its subsidiary, AHPC, the Company markets non-sterile, ambidextrous latex and vinyl examination gloves used primarily in the health care industry. Gloves marketed by AHPC are manufactured by PIE Healthcare Sdn Bhd ("PIE") and Wembley Rubber Products Sdn Bhd ("WRP"), who are third parties, and PT MBf Buana Multicorpora ("PT Buana"), a 70% subsidiary of the Company. Gloves are marketed by AHPC under the brand names "Glovetex(R)" and "DermaSafe(R)" to medical/surgical distributors, dental distributors, nursing homes and food service distributors. AHPC also sells gloves to other companies, which market the gloves under their own brand names or "private labels."

         In addition to the standard examination gloves, AHPC distributes other product lines which include hypoallergenic gloves, powder-free gloves, vinyl examination gloves and latex utility gloves. In 1991, PIE obtained FDA approval of its 510(k) application which entitles it to label its DermaSafe(R) gloves as "hypoallergenic." AHPC began selling the hypoallergenic DermaSafe(R) gloves in the United States in January 1992. The hypoallergenic gloves are also available to private label customers. Expansion of the product line into other latex-based products is planned, and AHPC has identified for possible introduction in the future such products as industrial gloves and other products related to infection-control.

         AHPC purchases its powder-free latex gloves from an unrelated Malaysian factory. AHPC has entered into a supply agreement with all its suppliers which enable the company to obtain the necessary inventory levels to meet its customers demands.

         AHPC markets latex gloves through a network of national, regional and local medical/surgical dealers that sell primarily to hospitals and nursing homes. AHPC also markets to alternate care and home health care dealers, dental dealers, food service distributors, and major retail outlets. The principal methods of marketing are trade shows, seminars, and sales representatives, as well as advertising and direct mail. In addition, AHPC employs manufacturer sales representatives, a national sales manager, and an in-house sales and customer support staff.

         The quality control procedures for the manufacture of examination gloves marketed in the United States are regulated by the FDA. Included within such procedures are minimum testing requirements, as well as Good Manufacturing Practices required by the FDA. As explained previously, in order to be labeled "hypoallergenic," latex examination gloves must meet more stringent FDA testing requirements.

         The market for latex examination gloves is highly competitive. With the discovery of the Acquired Immune Deficiency Syndrome/HIV virus ("AIDS") in the 1980's, and the perception of the latex glove as being a barrier to infection from AIDS and other communicable diseases, several companies entered the latex glove industry, many of which failed or were acquired by other companies. Further consolidation of companies in the industry may be expected to occur in the future. The primary means of competition are price, product quality, service, and the size and reliability of the manufacturer.


LATEX CONDOM PRODUCTS

         As a result of an agreement (the "Purchase Agreement") between the Company and MACC Trading Limited ("MACC"), on December 30, 1993 the Company purchased the rights to the December 31, 1992 Product License Agreement (the "License Agreement") between MACC and Playboy Enterprises,

Inc. ("PIE"). The License Agreement with PEI grants to the Company the right to sell condoms in packaging bearing the Playboy(R) name and rabbit-head logo throughout the world, excluding North America and Western Europe, for a period of 15 years. As consideration for awarding these rights, PEI received a signing fee of $300,000 payable in 12 quarterly installments commencing on September 30, 1993, and royalties (a) during the first three license years only, of 0% of the first $1,000,000 and 10% thereafter of net sales with minimum guaranteed royalties of $200,000, $250,000 and $300,000 in years one, two, and three, respectively, of the agreement and (b) commencing with the fourth license year, of 10% of net sales. The signing fee and royalty payments have been guaranteed for the first three license years by MBf Holdings. The Company signed an addendum to the License Agreement on August 24, 1995 which guaranteed PEI a royalties of $450,000 in license year three, and 10% of net sales thereafter. The addendum also guaranteed the Company's territorial right to Portugal and Spain but suspended its rights to China.

         The Company agreed to pay MACC $1,750,000 and assume royalty and signing fee obligations to PEI amounting to $375,000 for the rights to this License Agreement and for approximately $261,000 in condom inventory. On February 18, 1994, the Company made the $600,000 down payment to MACC in accordance with the Purchase Agreement. The balance of $1,150,000 is payable in 60 equal monthly installments of $19,167 with interest on the unpaid balance at the prime rate of interest commencing May 1, 1994. By mutual agreement MACC agreed to defer the commencement of the monthly installments and the related interest thereon.

         Condoms bearing the Playboy(R) brand name and rabbit-head design are sold by the Company throughout the world, excluding North America, China and most of Western Europe, to authorized distributors of the Company who, in turn, sell and distribute the condoms at the retail level. The Company currently sells condoms to PEI for its international catalog. The Company sells the condoms to its authorized distributors in 12 packs, 6 packs and 3 packs in "gross" consisting of 144 individual condoms. Prices may vary due to volume pricing, payment conditions, shipping location and other factors. The Company sells six styles of Playboy(R) brand condoms: assorted colors; lubricated; spermicidally lubricated; studded; ribbed; and ultra sensitive. The supply of condoms for the company's present markets is manufactured by suppliers unrelated to the Company.

         Condoms are marketed by the Company through a network of international distributors. To date, the Company has entered into distribution agreements for the sale and distribution of the condom products in 18 countries. These countries include Brazil, Colombia, Costa Rica, Ecuador, Greece, Hong Kong, Israel, Malaysia, Mexico, Pakistan, Panama, Peru, Portugal, Russia, Singapore, Spain, Taiwan, and Venezuela. The Company terminated distribution agreements in Chile, Paraguay and Uruguay.

         On November 12, 1996, the Company and PEI mutually agreed to conclude their relationship under the License Agreement. The Company believes that the agreement to phase out its relationship with PEI should allow the Company to better focus on its core business. Under this negotiated agreement, the Company will continue to sell Playboy(R) condoms until June 30, 1997 in the 15 countries in which the Company had launched the product. PEI has the right to immediately appoint a new licensee in those countries where the condoms have not yet been marketed. For a period of years after June 30, 1997, the Company will be entitled to receive royalty payments on all net sales of Playboy(R) condoms in the aforementioned 15 countries and Japan.

                                  RISK FACTORS

         This offering involves a high degree of risk. Prospective investors in the Company should consider carefully, among other things, the following risk factors with respect to the Company and this offering.

         Dependence on MBf International Ltd. and Affiliates for Financial Support. AHPC, acquired by the Company in 1992 from MBfI, which owns 68% of the Company and is a Hong Kong subsidiary of MBf Holdings, historically was dependent upon MBf Holdings for the financing of the purchase of latex examination gloves which AHPC distributes. The Company expects that it will continue to be dependent upon financial support from MBfI and its affiliates for the foreseeable future. See "The Company."

         Contingencies.   Over the last several years, numerous product
liability lawsuits have been filed against suppliers and manufacturers of powdered latex gloves alleging, among other things, adverse allergic reactions. AHPC is one of numerous defendants that have been named in seven lawsuits. AHPC does not manufacture the latex examination gloves which it markets, although some gloves are manufactured by PT Buana, a 70% owned subsidiary of the Company. While the damages claimed in these lawsuits are substantial, the Company believes its exposure is mitigated by: (i) the fact that it does not manufacture any of the products that are the subject of the lawsuits; and (ii) the detailed warnings which accompany such products advising the users of the risk of such allergic reactions. The Company believes that its risk of exposure is further limited because the Company carries product liability insurance in the amount of $2,000,000. However, the Company cannot predict the ultimate outcome of litigation and whether the amount of the Company's product liability insurance will be sufficient to cover all losses that might be incurred.

         Significant Customers.   During 1996, two of the Company's customers
accounted for approximately 55% of net sales and together comprised approximately 38% of the Company's accounts receivable. In prior years, two customers have also been the Company's principal customers; however, the identity of these customers has changed. The loss of either of the Company's principal customers would have a material adverse effect on the Company.

         Competition - Latex Glove Industry. The market for latex examination gloves is highly competitive. With the introduction of the AIDS virus in the 1980's, and the perception of the latex glove as being a barrier to infection from AIDS and other communicable diseases, several companies entered the latex glove industry in addition to those companies which were already competing in this industry. Although many of such companies failed or were acquired by other companies, and further consolidation of companies in the industry may be expected to occur in the future, several companies with financial and marketing resources greater than those of the Company continue to market gloves, resulting in a highly competitive market.

         Control of Board of Directors. MBfI, as the sole holder of the Company's Series A Common Stock, has the right to elect six Class A Directors, which constitutes a majority of the Company's Board of Directors. As a result, MBfI controls the Board. Even if the Series A Common Stock owned by MBfI, which is convertible into Common Stock of the Company and which elects the two Class B Directors of the Company, is converted into Common Stock, MBfI may nonetheless own a sufficient number of shares of Common Stock to effectively control of the Company. MBfI's control of the Company's Board of Directors may have certain anti-takeover effects since there are significant impediments, both existing and contingent, for any potential purchaser of a majority of the Company's Common Stock to gain control of the Company.

         Absence of Dividends; Dividend Policy. The Company has not paid any dividends upon its Shares since its formation. The Company does not currently intend to pay any dividends upon its Shares in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors. The Company cannot provide any assurances that its operations will result in revenues sufficient to enable the distribution of dividends to shareholders.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         A total of 1,978,571 Shares may be offered by the Selling Shareholders. The following table sets forth certain information with respect to the Selling Shareholders and the Shares which they beneficially own. The Company will not receive any of the proceeds from the sale of such Shares.

                                                                                  Shares to be
                                           Shares Beneficially      Shares        Beneficially
                                               Owned Prior           Being        Owned After
                                              to Offering(1)        Offered     Offering (1)(2)
                                        ---------------------------------------------------------
Selling Shareholders                       Number       Percent                Number    Percent
--------------------                    -------------  ----------             ---------  --------
MBf International Ltd., Hong Kong       2,934,813 (1)    68.1%     1,682,275  1,252,538   29.1%
17th Floor, One Pacific Place
88, Queensway
Hong Kong
PIE Healthcare Sdn Bhd, Malaysia          296,296 (1)     6.9%      296,296       0         -
158 Jalan Selar, Tman Contilo           -------------
4 1/2 Miles, Jalan Cheras
56100 Kuala Lumpur, Malaysia
                       TOTAL            3,231,109 (1)
                                        -------------


(1) Includes 1,252,538 shares of Series A Common Stock which are convertible at the option of MBf I into shares of Common Stock on a one-for-one basis.

(2) Assumes the sale of all Shares offered pursuant to this Prospectus. However, since the Shares offered pursuant to this Prospectus are not being underwritten, no estimate can be given as to the exact number of Shares that will be held by the Selling Shareholders after the offering.

    Based on information provided by the Selling Shareholders, and subject to the limitations set forth in the notes to the table above, the Selling Shareholders beneficially own approximately 68% of the Company's outstanding Shares prior to this Offering. Beneficial ownership after the offering of these Shares will depend upon the number of Shares sold by the Selling Shareholders.

    Under the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder, any person engaged in a distribution of any Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to any Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

    This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Stockholders, or their transferees, to offer and sell the Shares in transactions in which the Selling Stockholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

    The Company anticipates that resales of the Shares by the Selling Shareholders will be effected from time to time on the open market in ordinary brokerage transactions in the Nasdaq SmallCap Market ("Nasdaq Small Cap"), on which the Common Stock is included for quotation, in the over-the-counter market, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholders' agent in the sale of the Shares by the Selling Shareholders and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing. Any such sales may be by block trade.

    Participating broker-dealers may agree with a Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for a Selling Shareholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to a Selling Shareholder. In addition or alternatively, shares may be sold by a Selling Shareholder, and/or by or through the broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NASD, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities association may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq SmallCap, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such Shares.

    Upon the Company's being notified by a Selling Shareholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the number of Shares involved, (ii) the price at which the Shares were sold, (iii) any participating brokers, dealers, agents or member firm involved, (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholder, (v) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

    Shares may be sold directly by a Selling Shareholder or through agents designated by a Selling Shareholder from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

    The Selling Shareholders and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Selling Shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

    The Company will pay substantially all the expenses incident to this offering of the Shares by the Selling Shareholders to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Shareholders comply with the applicable requirements.


                           DESCRIPTION OF SECURITIES

    The total number of shares of stock which the Company has authority to issue is 4,000,000 shares of Common Stock, $0.01 par value and 1,252,538 shares of Series A Convertible Common Stock ("Series A Common Stock"), $0.01 par value.

    The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which are on file with the Securities and Exchange Commission.


COMMON STOCK

    As of the date of this Prospectus, there are a total of 3,058,333 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to such dividends as may be declared by the Board of Directors from assets legally available for that purpose, and are entitled at all meetings of shareholders to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any pre-emptive or conversion rights. All of the outstanding shares of Common Stock are, and shares of Common Stock offered hereby will be, fully paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of the Company, holders of Common Stock shall participate, pro rata with the holder of Series A Common Stock, in any distribution of the assets of the Company.

    The shares of Common Stock have non-cumulative voting rights, which means that shareholders holding more than 50% of the shares of Common Stock can elect 100% of the Class B directors of the Company if they choose to do so.


SERIES A COMMON STOCK

    All of the Company's authorized 1,252,538 shares of Series A Common Stock are issued and outstanding. All such shares of Series A Common Stock were issued to MBfI pursuant to the Share Exchange Agreement and 1,252,538 shares of Common Stock have been reserved for issuance upon conversion of the Series A Common Stock. Except as discussed below, the terms of the Series A Common Stock are substantially the Company's Common Stock.

    The Series A Common Stock is convertible at the option of MBfI into shares of Common Stock on a one-for-one basis, subject to customary antidilution adjustments as well as reduction to the extent that AHPC does not achieve certain net income targets.

    Series A Common Stockholders vote as a separate class for the election of all Class A Directors and with the holders of Common Stock as a single class with respect to any other matters subject to a vote of the shareholders. The holders of Series A Common Stock shall have one vote for each share of Common Stock issuable upon conversion of each share of Series A Common Stock held.

    The holder of Series A Common Stock is entitled to share in any dividends of the Company or any distributions upon liquidation or dissolution of the Company, ratable with the holders of Common Stock, based upon the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Common Stock at the time of the declaration of such dividend, liquidation or dissolution.

    As of the date of this Prospectus, the 1,252,538 shares of Common Stock issuable under the conversion of the Series A Common Stock will represent approximately 29% of the total issued and outstanding shares of Common Stock. Such shares will represent, upon conversion and coupled with Common Stock Shares already owned by MBfI, a total ownership of approximately 68% of the then outstanding shares.


TRANSFER AGENT

    The transfer agent for the Common Stock is The Liberty Mutual National Bank and Trust Company of Oklahoma City.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles") include such a provision limiting liability to the fullest extent permitted by the MGCL.

    The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer of director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide indemnification and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.


                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered hereby has been passed on for the Company by Shefsky Froelich & Devine Ltd., Chicago, Illinois.


                                    EXPERTS

    The consolidated balance sheets of MBf USA, Inc. as of and for the years ended December 31, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is included for quotation on the Nasdaq SmallCap Market and these reports, proxy statements and other information concerning the Company may be inspected at the office of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----

                 DOCUMENTS INCORPORATED BY
                   REFERENCE . . . . . . . . . . . . . . . . . .   2
                 THE COMPANY . . . . . . . . . . . . . . . . . .   3
                 RISK FACTORS  . . . . . . . . . . . . . . . . .   6
                 USE OF PROCEEDS . . . . . . . . . . . . . . . .   8
                 SELLING SHAREHOLDERS  . . . . . . . . . . . . .   8
                 PLAN OF DISTRIBUTION  . . . . . . . . . . . . .   9
                 DESCRIPTION OF SECURITIES . . . . . . . . . .    10
                 INDEMNIFICATION OF DIRECTORS
                   AND OFFICERS  . . . . . . . . . . . . . . .    12
                 LEGAL MATTERS . . . . . . . . . . . . . . . .    12
                 EXPERTS . . . . . . . . . . . . . . . . . . .    12
                 AVAILABLE INFORMATION . . . . . . . . . . . .    13





                               1,978,571 SHARES


                                 MBf USA, INC.


                                 COMMON STOCK
                               ($0.01 PAR VALUE)


                                  PROSPECTUS

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby.

         Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,873.64
                                                                                              ---------
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,000.00*
                                                                                              ---------
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .        0
                                                                                              ---------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,000.00*
                                                                                              --------
         Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       100.00*
                                                                                              ---------
         Transfer Agent and Registrar Fees  . . . . . . . . . . . . . . . . . . . . . . .        0
                                                                                              ---------
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      500.00  *
                                                                                              ---------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $    5,473.64*
                                                                                              ---------

         *Estimated.


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles")include such a provision limiting liability to the fullest extent permitted by the MGCL.

         The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer of director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the

Company to provide indemnification and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.


ITEM 16.         EXHIBITS

EXHIBIT NO.

5                Opinion of Shefsky Froelich & Devine Ltd. regarding legality.

23.1             Consent of Arthur Andersen LLP.

23.2             Consent of Shefsky Froelich & Devine Ltd. (see Exhibit 5).


ITEM 17.         UNDERTAKINGS

         A.      The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Act;

                          (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B.      Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on November 27, 1996.


                             MBf USA, INC.


                             By:   /s/ Edward J. Marteka
                                   -------------------------------
                                   Edward J. Marteka
                                   President

                           GRANT OF POWER OF ATTORNEY

         Each person whose signature appears below as a Director and/or officer of MBf USA, Inc. hereby constitutes and appoints Edward J. Marteka and Stephen Tan his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURES                                                    TITLE                               DATE
----------                                                    -----                               ----

/s/ Heng Sewn Loi
-----------------------------------------
Heng Sewn Loi                              Chief Executive Officer & Chairman            November 27, 1996

/s/ Tan Sri  Dato (Dr.) Hean Heong Loy
-------------------------------------
Tan Sri Dato (Dr.) Hean Heong Loy          Director                                      November 27, 1996

/s/ Loy Teik Hok
-----------------------------------------
Loy Teik Hok                               Director                                      November 27, 1996

/s/  Teoh Cheng Soon
-----------------------------------------
Teoh Cheng Soon                            Director                                      November 27, 1996

/s/ Dr. Teo Sen  Chong
-----------------------------------------
Dr. Teo Sen Chong                          Director                                      November 27, 1996

/s/ Edward  J. Marteka
-----------------------------------------
Edward J. Marteka                          Director                                      November 27, 1996


----------------------------------------
George J. Mennen                           Director                                      ___________, 1996


/s/ Robert Simmons
-----------------------------------------
Robert Simmons                             Director                                      November 27, 1996


----------------------------------------
Don Arnwine                                Director                                      ___________, 1996


/s/ Stephen Tan
-----------------------------------------
Stephen Tan                                Secretary and Chief Financial Officer         November 27, 1996
